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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and Related Prospectus of Patterson-UTI Energy, Inc. and subsidiaries for the registration of 650,000 shares of common stock and to the incorporation by reference therein of our report dated February 16, 2001, included in its Annual Report (Form 10-K) for the year ended December 31, 2001, with respect to the consolidated financial statements and schedule of UTI Energy Corp. as of December 31, 2000 and for the two years in the period ended December 31, 2000 (not presented separately therein), filed with the Securities and Exchange Commission.

                                               /s/  ERNST & YOUNG LLP

Houston, Texas
June 10, 2002